Exhibit 99.5

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Spark I Acquisition Corporation and ZincFive, Inc. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who has agreed to serve as a director of the ZincFive (as defined in the Registration Statement) upon the consummation of the business combination as described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Steven Berkenfeld
Name: Steven Berkenfeld
Date: September 30, 2026